UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2003

WOODWORKERS WAREHOUSE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3579658
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

000-33289

(Commission File Number)

126 Oxford Street Lynn, Massachusetts 01901-1132

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 853-0900

Item 5.    Other Events

On August 11, 2003, the Loan and Security Agreement (the “Loan Agreement”) by and among Woodworkers Warehouse, Inc. (the “Company”), Bank of America, N.A., Foothill Capital Corporation and Transamerica Business Capital Corporation (the “Lenders”), was amended (the “Amendment”) to, among other things, (1) extend the term of the Loan Agreement until April 30, 2004, (2) raise the applicable interest rates under the terms of the Loan Agreement (i) for bank reference rate loans, by three-quarters of a percentage point and (ii) for LIBOR rate loans, by one-half of a percentage point, (3) adjust the calculation of the Borrowing Base in the manner described below beginning at the end of November 2003, (4) adjust the calculation of Availability under certain conditions in the manner described below, and (5) add and revise certain financial covenants as further described below.

This summary is qualified in its entirety by the full text of the Amendment, a copy of which is attached to this report on Form 8-K as Exhibit 99.1.

Adjustments to the Borrowing Base

The Borrowing Base under the Loan Agreement is currently calculated as follows: (a) the lesser of (i) 65% of the cost of eligible store and warehouse inventory or (ii) 85% of the orderly liquidation value of the inventory, plus (b) 50% of the value of inventory covered by merchandise letters of credit, plus (c) 85% of the value of eligible credit card and trade accounts receivable.

Pursuant to the Amendment, the definition of the Borrowing Base has been revised so that (1) effective as of November 30, 2003, each of the percentages in clauses (a) and (b) above will be reduced by two percentage points, (2) effective as of December 31, 2003, such percentages will be reduced by an additional two percentage points and (3) effective as of January 31, 2004, such percentages will be reduced by an additional one percentage point.

Availability Adjustment

Pursuant to the Amendment, the Company’s Availability under the Loan Agreement will be reduced by an amount equal to 50% of any “Year-to-Date EBITDA Shortfall” (the amount, if any, by which the Company’s year-to-date EBITDA is less than the Company’s year-to-date EBITDA for the corresponding period in the previous fiscal year).

Financial Covenant Adjustments

Pursuant to the Amendment, the Company will be required to maintain the following “Accounts Payable to Inventory Ratio” (trade payables divided by inventory as reflected in the Company’s financial statements) in the percentages listed below for the following fiscal months:

Fiscal Month	Ratio
October 2003	37.5%
November 2003	39.7%
December 2003	32.3%
January 2004	36.9%
February 2004	32.7%
March 2004 and each fiscal month thereafter	35.0%

Pursuant to the Amendment, the Company is required to have a rolling 12-month Fixed Charges Ratio (EBITDA divided by the sum of capital expenditures, interest expense, income tax expense, principal debt payments and any cash payment made to creditors in accordance with the $2 million settlement under the bankruptcy plan of the Company’s predecessor), determined as of the end of each fiscal month set forth below, of not less than the following:

Fiscal Month	Ratio
November 2003	.49:1.00
December 2003	.51:1.00
January 2004	.68:1.00
February 2004 and each fiscal month thereafter	.65:1.00

In addition, under the terms of the Amendment, the Company is required to have aggregate sales revenues of at least $22,950,000.00 during the fiscal months of November and December 2003.

Although certain representations and warranties relating to the Company’s solvency were modified from the initial Loan Agreement, under the terms of the Amendment the Lenders have reserved their respective rights and remedies as they existed under the initial Loan Agreement.

The effectiveness of the Amendment is conditioned upon the payment by the Company of a $30,000 fee to the Lenders on a pro rata basis, payable in three installments of $10,000 due on August 11, 2003, August 20, 2003 and September 10, 2003.

Item 7.    Financial Statements, Pro Forma Financial Statements and Exhibits.

99.1	Amendment No. 5, dated as of August 11, 2003 to the Loan and Security Agreement, dated as of October 29, 2001, by and among Woodworkers Warehouse, Inc., Bank of America N.A., Foothill Capital Corporation and Transamerica Business Capital Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 12, 2003

WOODWORKERS WAREHOUSE, INC. (Registrant)

By:	/s/ WALTER SPOKOWSKI
Walter Spokowski President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Page

99.1	Amendment No. 5, dated as of August 11, 2003 to the Loan and Security Agreement, dated as of October 29, 2001, by and among Woodworkers Warehouse, Inc., Bank of America N.A., Foothill Capital Corporation and Transamerica Business Capital Corporation.	5

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